EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2010, relating to the consolidated financial statements and financial statement schedule of Reading International, Inc. and subsidiaries, and the effectiveness of Reading International, Inc. and subsidiaries internal control over financial reporting appearing in the Annual Report on Form 10-K of Reading International, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 26, 2010